Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements of Endo Pharmaceuticals Holdings, Inc.

On February 23, 2009, Endo Pharmaceuticals Holdings Inc. completed the acquisition of Indevus Pharmaceuticals, Inc. The Company paid approximately $367 million in aggregate initial cash consideration for all of the outstanding shares of Indevus and entered into contingent cash consideration agreements providing for the payment of up to an additional $3.00 per Indevus share upon the occurrence of specified future events. The acquisition was financed with available cash on hand. The fair value of the contingent cash consideration was approximately $174.4 million at February 23, 2009 and has been recorded as a liability of the Company.

The acquisition has been accounted for as a business combination (in accordance with Statement of Financial Accounting Standards No. 141(R), Business Combinations (SFAS 141(R)), and as such the Indevus assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of regulatory approval, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date (in thousands) included in the unaudited proforma condensed consolidated financial statements is provisional.

The unaudited pro forma financial information included herein gives effect to the Company’s acquisition of Indevus Pharmaceuticals, Inc. The Unaudited Pro Forma Condensed Consolidated Statement of Operations is based on historical data as reported by the separate companies, and reflect adjustments prepared as if the acquisition had occurred on January 1, 2008. The Unaudited Condensed Consolidated Balance Sheet contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 reflects the acquisition of Indevus Pharmaceuticals and thus, is not included in this report. As used herein, the terms “the Company,” “we,” and “our” refer to Endo Pharmaceuticals Holdings, Inc., and, where applicable, its consolidated subsidiaries.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations contained herein (the Statements) includes adjustments having a continuing impact on the consolidated company as a result of using the acquisition method of accounting for the acquisition under SFAS 141(R) .

The Statements have been prepared based on available information, using assumptions that our management believes are reasonable. The Statements do not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified. The Statements are not necessarily indicative of the results of operations that may be achieved in the future. The Statements do not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Statements include certain reclassifications to conform the historical financial information of Indevus to our presentation.

The assumptions used and adjustments made in preparing the Statement are described in the Notes, which should be read in conjunction with the Statement. The Statement and related Notes contained herein should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, Indevus’s Annual Report on Form 10-K for the year ended September 30, 2008 and Indevus’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008.

ENDO PHARMACEUTICALS HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE

YEAR ENDED DECEMBER 31, 2008

(In thousands, except per share amounts)

	Historical (1)		Pro Forma Adjustments	Notes	Pro Forma Combined
	Endo	Indevus
NET SALES	$1,260,536	$77,791	$(6,662)	A	$1,331,665
COSTS AND EXPENSES:
Cost of sales	267,235	33,102	28,174	B	328,511
Selling, general and administrative	488,063	78,834	(9,398)	C	557,499
Research and development	110,211	24,964	(6)	D	135,169
Impairment of other intangible assets	8,083	—	—		8,083
Purchased in-process research and development	(530)	—	—		(530)

OPERATING INCOME	387,474	(59,109)	(25,432)		302,933

INTEREST EXPENSE	8,354	8,958	(3,085)	E	14,227
INTEREST AND OTHER INCOME, NET	(23,080)	(2,516)	1,285	F	(24,311)

INCOME BEFORE INCOME TAX	402,200	(65,551)	(23,632)		313,017
INCOME TAX	140,459	—	(9,039)	G	131,420

NET INCOME	$261,741	(65,551)	(14,593)		181,597

NET INCOME PER SHARE:
Basic	$2.12				$1.47
Diluted	$2.12				$1.47
WEIGHTED AVERAGE SHARES:
Basic	123,248				123,248
Diluted	123,720				123,720

(1)	As reported in Endo’s Annual Report on Form 10-K for the year ended December 31, 2008. As reported in Indevus’s Annual Report on Form 10-K for the year ended September 30, 2008.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

ENDO PHARMACEUTICALS HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANICAL STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed consolidated statement of operations is based on historical statements of operations of Endo Pharmaceuticals Holdings Inc. (the “Company”) and Indevus Pharmaceuticals, Inc. (“Indevus”), after giving effect to the acquisition of Indevus as if it occurred on January 1, 2008 for the year ended December 31, 2008. Certain amounts in Indevus’s historical consolidated statement of operations have been reclassified to conform to Endo’s presentation.

The acquisition has been accounted for as a purchase business combination, and as such the Indevus assets acquired and liabilities assumed have been recorded at their estimated respective fair values at the time of the acquisition as determined by management. The acquisition was financed with available cash on hand.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the Acquisition Date (in thousands):

Valuation
Cash and cash equivalents	$117,675
Accounts receivable	13,725
Inventories	15,808
Prepaid and other current assets	8,327
Property, plant and equipment	8,266
Other Intangible Assets	586,900
Deferred tax assets	159,769
Other non-current assets	764

Total identifiable assets	911,234

Accounts payable	$(5,081)
Accrued expenses	(27,357)
Convertible Notes	(71,682)
Nonrecourse notes	(115,235)
Deferred tax liabilities	(234,599)
Other non-current liabilities	(18,199)

Total liabilities assumed	(472,153)

Net identifiable assets acquired	$439,081
Goodwill	$102,490

Net assets acquired	$541,571

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available as of the acquisition date to estimate the fair value of assets acquired and liabilities assumed. The Company believes that information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed but the Company is waiting for additional information necessary to finalize those fair values. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. The Company expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one-year from the acquisition date.

Of the $586.9 million of acquired intangible assets, $312.9 million was provisionally assigned to in-process research and development. The remaining $274.0 million was provisionally assigned to License Rights and is subject to a provisional weighted average useful life of approximately 12 years.

The valuation of the intangible assets acquired and related amortization period is as follows:

	Valuation (in millions)	Amortization Period (in years)
In Process Research & Development:
ValstarTM	$62.0	n/a
Nebido®	120.0	n/a
Octreotide	75.0	n/a
Pagoclone	24.0	n/a
Pro2000	30.0	n/a
Other	1.9	n/a

Total	$312.9	n/a

License Rights:
Hydron® Polymer	$25.0	17
Vantas®	22.0	6
Sanctura® Franchise	90.0	14
Supprelin® LA	136.0	10
Other	1.0	4

Total	$274.0	12

Total intangible assets	$586.9

Note 2 — Pro Forma Adjustments

(A)

Reflects an increase in net sales of $2,245 as a result of acquisition-related changes in facts and circumstances impacting the revenue recognition policy reflected in Indevus’s historical financial statements. The remaining reduction in net sales reflects $8,907 in sales force reimbursement originally recorded in net sales by Indevus, being reclassified to selling, general and administrative expenses.

(B)	For the year ended December 31, 2008, depreciation expense of the fair value of the property, plant and equipment in connection with the acquisition of Indevus of $672, the elimination of historical depreciation expense of Indevus of $837, the accretion of the fair value of the acquired unfavorable leases of $329, amortization expense of the fair value of the intangible assets in connection with the acquisition of Indevus of $30,000, the elimination of historical amortization expense of Indevus of $2,267, and the additional expense of $935 related to the deferred recognition model being followed by Indevus as noted in (A) above.

(C)	For the year ended December 31, 2008, depreciation expense of the fair value of the property, plant and equipment in connection with the acquisition of Indevus of $301, the elimination of historical depreciation expense of Indevus of $866, the accretion of the fair value of the acquired unfavorable leases of $60, a reduction in expense of $8,907 due to the reclassification of sales force reimbursement originally recorded in net sales by Indevus and the elimination of historical unfavorable lease accretion of Indevus of $134.

(D)	For the year ended December 31, 2008, depreciation expense of the fair value of the property, plant and equipment in connection with the acquisition of Indevus of $168, the elimination of historical depreciation expense of Indevus of $210 and the elimination of historical unfavorable lease accretion of Indevus of $36.

(E)	For the year ended December 31, 2008, a net premium accretion of $616 related to the fair value of the acquired debt of Indevus and the elimination of $2,469 representing the historical amortization of the discounts and offering costs of the debt of Indevus.

(F)	Adjustments to interest income for the reduction in cash and cash equivalaents due to the use of $367 million to fund the acquisition of Indevus. Interest rate of 0.35% for the year ended December 31, 2008 was used to estimate the reduction in interest income.

(G)	Tax effect relating to adjustments using the appropriate local statutory tax rates.